CONFIRMING STATEMENT
 This Statement confirms that the undersigned has authorized and designated Patricia Niu of MEMSIC, Inc. and Robert L. Birnbaum and Robert W. Sweet of Foley Hoag LLP, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and
Exchange Commission as a result of the undersigned's ownership of or transactions in securities of MEMSIC, Inc.  The authority of Patricia Niu, Robert L. Birnbaum and Robert W. Sweet
under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of MEMSIC,
Inc., unless earlier revoked in writing.  The undersigned acknowledges that Patricia Niu, Robert
L. Birnbaum and Robert W. Sweet are serving in the capacity as attorney-in-fact at the request of the undersigned and are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.
 This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of MEMSIC,
Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: 8/23/10       /s/ Yang Zhao, Ph.D.
       Yang Zhao, Ph.D.

B3783828.1

B3783828.1